833 EAST MICHIGAN STREET SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL 414-273-3500 FAX 414-273-5198 WWW GKLAW.COM

October 28, 2020

Matrix Advisors Funds Trust
10 Bank Street, Suite 590
While Plains, NY 10606

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 13, 2016 regarding the sale of an indefinite number of shares of the Matrix Advisors Dividend Fund, a series of Matrix Advisors Funds Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN , S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.